Exhibit 99.1

From the CEO’s Desk

Let me start by saying hello.  It has been a while since the last newsletter.  In my defense, I must say that I have attempted to write this particular letter more than once.  Unfortunately, as you all are surely aware, the economy across the globe continues to change at a rapid rate and many industries are shifting as a result.  Many companies, including ethanol companies, have fallen on tough times.  The October announcement of bankruptcy filing by Verasun is still very fresh on all of our minds.  Having said this, feel reassured that Western Plains Energy remains a very viable operation. The management team at WPE continues to work hard to provide value to our members.

As you read the balance of this letter, take this as a call to action.  The ethanol industry as a whole has come under increasing attack in the past several months from various groups.  These attacks are obvious smear campaigns put forth by big oil and the Grocer Manufactures of America (GMA) in an attempt to kill an industry they view as a threat to the status quo.  The state of our economy should scream out to everyone, the status quo no longer works.

The GMA has been very aggressive in proliferating or disseminating false and misleading information about the ethanol industry.  Specifically, they claim ethanol is the cause for high food prices.  The GMA was very smart in their timing.  They launched this campaign at a time of record corn prices.  However, their claims have been refuted by various groups and studies throughout the summer.  While ethanol has created a higher level of demand for corn, this demand is only one small factor in the record corn prices seen in the U.S. last June.  First and foremost, the record high fuel prices were by far the largest single component in high corn prices.  Crude oil prices rose to a record high $147 per barrel this past summer.  Significant flooding in the U.S. Corn Belt caused fear in the market that the U.S. corn crop would not be large enough to supply all needs.  At the same time, the value of the U.S. Dollar plunged relative to its foreign counterparts.  Corn is a dollar denominated commodity, and as the U.S. Dollar loses value, corn becomes cheaper for foreign interests to obtain.  Demand from emerging economies also dramatically increased exports.  Exports of the 2007/2008 corn crop were at all time highs. It was a combination of all of these factors and the increased level of speculation in the markets that drove corn prices to all time highs, not ethanol alone.  Which makes me ask, what is behind this attack on ethanol?  Pure and simple, it is corporate greed and the belief that the GMA is entitled to low corn values in perpetuity.  It is the belief of the GMA and its members that corn should always cost $2 per bushel, a level that places corn at a value that makes it virtually impossible for farmers to survive on a global level.

For years, the U.S. and European farm subsidies have kept grain prices at an artificially low price that is below the cost of production.  These policies have resulted in over 1 billion acres of productive farm ground being idled.  The recent gains in grain prices have resulted in the value of grains on a global basis reaching levels that encourage these acres to be once again farmed.  While the GMA and others claim that the increase in grain based bio-fuels will result in the destruction of environmentally sensitive areas around the globe, one does not necessarily follow the other.  The increased value in grains will result in the increased production of wheat, corn, and other grains on lands that have previously been in production.  This increase in revenue will boost the economies of third world countries and help reduce hunger on a global scale.

Furthermore, the advancement of biofuels in these same areas will result in an ever-decreasing reliance on oil imports and the increase in GDP for developing countries.  As the small and developing countries spend less on imports of foreign oil, they will be able to spend more on domestic developments and an increased standard of living for their citizens.

Over the past several months, the price of a bushel of corn has dropped over 50%.  When corn rose to record levels, there was no lag time between that rise in cost and its reflection on the grocery store shelves.  Now that corn prices, as well as oil prices, have decreased dramatically, have you seen a corresponding drop in the prices you are paying at the grocery store?  The answer is no.  It is estimated that the price of the average Thanksgiving dinner will rise over 5% this year.  At the same time, Kraft, a major food producer, has reported an increase in revenue of nearly 20% for their third quarter as compared to the same period last year.  Their net income for the same period was reported to be $342 million.  This is an increase of $37 million or 12% as compared to the same period the prior year.  Sara Lee Corp. announced that their net income rose 15%.  Milk prices rose 13.3%.  Egg prices rose 29.9%.  The Bureau of Labor Statistics reports that the price of basic foods is currently rising at twice the rate of inflation.  Now ask yourself, is this the result of ethanol production or is it the result of chasing profits for which ethanol makes a convenient scapegoat.

The U.S. ethanol industry was asked to step up to the plate and help this country solve a very dangerous addiction to foreign oil, oil imported from areas of the world that hate the United States and all that we stand for.  We are meeting this challenge.  Today ethanol represents nearly 8% of the total gasoline supply in the United States.  Ethanol production in the U.S. has exceeded the gasoline equivalent of oil imports from Saudi Arabia.  This makes ethanol the second largest importer of fuel.  In 2009, the EPA has called for ethanol to make up over 10% of the total gasoline supply domestically.  In 2009, the U.S. ethanol industry will surpass Canada as the largest importer of fuel in the United States.  We are making a difference.  However, we are rapidly reaching an artificial cap on ethanol consumption in our country.  Current studies show that much higher blends of ethanol could be used in all cars, not just flexible fuel vehicles.  These studies show that blends of 15% and 20% can be utilized in all vehicles.  The studies indicate that these blends will not only prove harmless to your vehicles, but fuel mileage will not be effected either.  The more ethanol we use the more energy independent we become.  What can you do to help?  Contact your Congressperson and demand that this regulatory cap be removed.  Don’t fall victim to a well orchestrated smear campaign against ethanol.  The status quo is no longer acceptable.

Sincerely,

Steven R. McNinch

CEO/General Manager

Western Plains Energy; LLC